Exhibit 99.1

PRESS RELEASE

Contacts:
John P. Leighton	Michael T. Dorsey
Chairman & CEO	EVP & General Counsel
201-459-9500	800-888-8118

FOR IMMEDIATE RELEASE	March 9, 2004

CROWN FINANCIAL ANNOUNCES FILING OF RESTATEMENTS,

NEW CHIEF FINANCIAL OFFICER,

NEW HEAD OF INSTITUTIONAL SALES

AND UPDATES ON COMMON STOCK LISTING

JERSEY CITY, N.J., MARCH 9, 2004 /PRNewswire-FirstCall/—Crown Financial Group, Inc. (the “Company”, formerly M.H. Meyerson & Co., Inc., CFGI.PK-News) announced that it has filed today with the Securities and Exchange Commission an amended Annual Report on Form 10-K/A for the year ended January 31, 2003 and amended Quarterly Reports on Forms 10-Q/A for the quarters ended April 30, 2003, July 31, 2003, and a Quarterly Report on Form 10-Q for the quarter ended October 31, 2003. These filings incorporate the Company’s financial restatements related to the misstatements uncovered by the Company’s new finance department. “We are pleased to announce the filing of our restatements and wish to thank our investors, customers and employees for their patience and assistance enabling our efforts to conclude this matter as expeditiously as possible,” stated the Company’s Chief Executive Officer and President, John P. Leighton. “We are particularly proud of the work of our new finance department. Their efforts reflect the Company’s commitment to internal controls and financial accuracy. Our entire Crown team can now focus fully on our daily operations and building shareholder wealth.”

Retirement of Chief Financial Officer

The Company also announced that, in conjunction with the filing of the restatements, Robert I. Turner has retired from his officer positions of the Company as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Turner will continue to serve the Board in the capacity of Vice Chairman and Director. “Rob Turner has been instrumental in uncovering the scope of the financial misstatements, building a high quality finance department and working on the restatement process to completion,” stated Mr. Leighton. “We appreciate all of his work transforming the Company’s finance team and our internal controls and thank him for his tremendous efforts.” Mr. Turner commented, “I thank John and the Company for a challenging and fulfilling year. I believe the Company’s finance department is in good hands, and I look forward to Crown’s continued growth and success.”

New Chief Financial Officer

The Company announced the promotion of Robert S. Thornton as its new Senior Vice President, Chief Financial Officer and Treasurer effective immediately. Mr. Thornton, (45) has served as the Company’s Controller since September 2003 and has worked extensively on improving the finance department. “The transition to Bob (Thornton) will be seamless,” said Robert Turner. Mr. Leighton noted, “Bob’s twenty-plus years of experience in financial services and his knowledge of Crown made him the right choice for the position. He has done an extraordinary job as Controller and his demonstrated diligence and effort earned his new appointment. I congratulate and look forward to working with him in his new role.” Mr. Thornton spent 17 years in senior financial roles at Smith Barney and Schroder & Co., Inc. In addition, Bob is a Certified Public Accountant and practiced in the financial services division of Arthur Andersen & Co. In addition to Mr. Thornton’s appointment, the Company has promoted Sebastian Bailon to Vice President and Controller from his previous position as the Company’s Assistant Controller.

New Director of Institutional Sales

The Company also announced the addition of Charles B. Kennedy III as the new Senior Vice President and Head of Institutional Sales. Mr. Kennedy (43) has spent the last four years at Knight Equity Markets, L.P., formerly Knight Securities, L.P. (“Knight”), where he held positions in E-Commerce Sales, Institutional Technology and Trading Technology. His most recent position at Knight was Director, Trading Technology. “Chuck’s diverse background in sales and trading technology makes him uniquely qualified to articulate the firm’s focus on technology as an enabler for providing customer satisfaction and value,” said Mr. Leighton. Prior to joining Knight, Mr. Kennedy spent ten years in the Aerospace Electronics industry in positions including program management, marketing and technical sales. Mr. Kennedy has a Bachelor of Science in electrical engineering from Pennsylvania State University and a Masters in International Management from the University of Maryland. Mr. Kennedy possesses NASD Series 7, 55, 24 and 4 licenses.

Update on Listing of Common Stock

The Company currently is listed on the Pink Sheets. On December 11, 2003, the Company appealed the Nasdaq Listing Qualifications Panel’s delisting decision to the Nasdaq Listing and Hearing Review Council (the “Listing Council”). However, the appeal did not stay the delisting procedures and there is no assurance that the Listing Council will reverse the delisting determination. In conjunction with the Company’s restated filings, the Company’s common stock is eligible to trade on the OTC Bulletin Board.

About the Company

Crown Financial Group, Inc. is an international financial services firm, with five separate divisions: Over-the-Counter Market Making and Listed Trading (including Foreign Trading Desk), Institutional Sales, Broker-Dealer Sales, Fixed Income Trading, and Investment Banking. Crown meets the liquidity needs of brokers, dealers, institutions, and asset managers by making markets in over 9,500 Nasdaq and non-Nasdaq OTC securities. Crown has particular expertise trading Nasdaq SmallCap, OTC Bulletin Board, and Pink Sheet securities.

Forward-looking statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

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